Westwood Holdings Group, Inc. Reports Fourth Quarter and Fiscal Year 2016 Results
Launches Tax-Efficient Strategy

Dallas, TX, February 8, 2017 – Westwood Holdings Group, Inc. (NYSE: WHG) today reported fourth quarter revenues of $31.1 million, down $0.5 million compared with revenues of $31.6 million in the fourth quarter of 2015, primarily as a result of lower quarter-over-quarter performance-based advisory fees. Assets Under Management ("AUM") totaled $21.2 billion at December 31, 2016 versus $20.8 billion at December 31, 2015.
Fourth quarter net income was $7.6 million compared with $4.7 million for the fourth quarter of 2015, which included a net non-cash charge of $1.0 million related to acceleration of stock-based compensation expense for a particular grant and a $0.8 million tax charge for uncertain tax positions related to prior years. Diluted earnings per share ("Diluted EPS") of $0.92 compared to $0.58 for the fourth quarter of 2015. Non-GAAP Economic Earnings for the quarter increased 16% to $12.0 million, up from $10.4 million in the fourth quarter of 2015. Non-GAAP Economic Earnings per share ("Economic EPS") rose 13% to $1.45 from $1.28 in the fourth quarter of 2015.
Total revenues for fiscal 2016 were $123.0 million, 6% lower than $130.9 million in 2015. The decrease was primarily due to a $7.8 million decline in asset-based advisory fees reflecting lower average AUM in 2016 coupled with a $2.1 million decrease in performance-based advisory fees, partially offset by a $1.5 million increase in Trust fees due to a full year of revenue reported by Woodway.
Net income for 2016 totaled $22.6 million, a 17% decrease from the prior year's $27.1 million, primarily due to the decrease in total revenues. Diluted EPS of $2.77 compared with $3.33 for 2015. Economic EPS of $5.03 decreased 12% from $5.71 in 2015.
Highlights of our fourth quarter include:

▪	Launch of a new tax-efficient, high conviction select equity strategy for high-net-worth individuals.

▪	Strong performance of our Emerging Markets and Global Convertible Securities strategies.

▪	Declaration of a 9% increase in the quarterly cash dividend rate to $0.62 per common share.
Brian Casey, Westwood’s President & CEO, commented, “We were very pleased with the performance of our Emerging Markets products, especially our Emerging Markets SmidCap product, which outperformed its benchmark by over 700 basis points in 2016, and we celebrated the three-year anniversary of our LargeCap concentrated strategy with performance well ahead of its benchmark over the three-year period. We are optimistic about the year ahead as weaker market correlations signal a shift to an environment that favors active management. At the end of the year, we introduced a new strategy for our private wealth clients that includes our highest conviction ideas and is designed to be tax efficient.  We have high expectations for this strategy and remain committed to our time-tested investment philosophy of focusing on quality businesses with strong balance sheets and attractive valuations, which we believe will produce superior risk-adjusted returns over the long term.”

Westwood’s Board of Directors declared a quarterly cash dividend of $0.62 per common share, payable on April 3, 2017 to stockholders of record on March 10, 2017. At year end, Westwood had $90.2 million in cash and investments, stockholders’ equity of $146.1 million, and no debt.

Economic Earnings and Economic EPS are non-GAAP performance measures and are explained and reconciled with the most comparable GAAP numbers in the attached tables.

Westwood will host a conference call to discuss fourth quarter and fiscal year 2016 results and other business matters at 4:30 p.m. Eastern time today. To join the conference call, dial 877-303-6235 (U.S. and Canada) or 631-291-4837 (international). The conference call can also be accessed via our Investor Relations page at westwoodgroup.com and will be available for replay through February 15, 2017 by dialing 855-859-2056 (U.S. and Canada) or 404-537-3406 (international) and entering the passcode 53551712.

About Westwood

Westwood Holdings Group, Inc. provides investment management services to institutional investors, private wealth clients and financial intermediaries. With $21.2 billion in assets under management (as of December 31, 2016), our firm offers a range of investment strategies including U.S. equities, Master Limited Partnerships (MLPs), Multi-Asset, Global and Emerging Markets equities, and Global Convertible securities portfolios. Access to these strategies is available through separate accounts, the Westwood Funds® family of mutual funds, UCITS funds and other pooled vehicles. Westwood benefits from significant, broad-based employee ownership and trades on the New York Stock Exchange under the symbol “WHG.” Based in Dallas, Westwood also maintains offices in Toronto, Boston, Omaha and Houston.

For more information on Westwood, please visit www.westwoodgroup.com.

For more information on the Westwood Funds®, please visit www.westwoodfunds.com.

Forward-looking Statements

Statements in this press release that are not purely historical facts, including, without limitation, statements about our expected future financial position, results of operations or cash flows, as well as other statements including without limitation, words such as “anticipate,” “forecast,” “believe,” “plan,” “estimate,” “expect,” “intend,” “should,” “could,” “goal,” “may,” “target,” “designed,” “on track,” “comfortable with,” “optimistic” and other similar expressions, constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Actual results and the timing of some events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including, without limitation: regulations adversely affecting the financial services industry; the composition and market value of our assets under management; competition in the investment management industry; our investments in foreign companies; our ability to develop and market new investment strategies successfully; our ability to pursue and properly integrate acquired businesses; litigation risks; our ability to retain qualified personnel; our relationships with current and potential customers; our ability to properly address conflicts of interest; our ability to maintain adequate insurance coverage; our ability to maintain effective information systems; our ability to maintain effective cyber security; our ability to maintain an effective system of internal controls; our ability to maintain our fee structure in light of competitive fee pressures; our relationships with investment consulting firms; the significant concentration of our revenues in a small number of customers; and the other risks detailed from time to time in Westwood’s SEC filings, including, but not limited to, its annual report on Form 10-K for the year ended December 31, 2015 and its quarterly reports on Form 10-Q for the quarters ended March 31, 2016, June 30, 2016, and September 30, 2016. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as required by law, Westwood is not obligated to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

# # # #

SOURCE: Westwood Holdings Group, Inc.

(WHG-G)
CONTACT:
Westwood Holdings Group, Inc.
Tiffany B. Kice
Chief Financial Officer and Treasurer
(214) 756-6900

WESTWOOD HOLDINGS GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(in thousands, except per share and share amounts)
(unaudited)

	Three Months Ended
	December 31, 2016	September 30, 2016	December 31, 2015
REVENUES:
Advisory fees:
Asset-based	$23,564	$23,447	$22,948
Performance-based	—	226	492
Trust fees	7,515	7,690	7,751
Other, net	13	414	375
Total revenues	31,092	31,777	31,566

EXPENSES:
Employee compensation and benefits	$14,270	$15,637	$16,055
Sales and marketing	496	408	529
Westwood mutual funds	873	755	842
Information technology	1,696	1,874	1,647
Professional services	915	1,903	1,336
General and administrative	2,043	2,147	2,569
Total expenses	20,293	22,724	22,978
Income before income taxes	10,799	9,053	8,588
Provision for income taxes	3,222	3,166	3,901
Net income	$7,577	$5,887	$4,687
Other comprehensive income (loss):
Foreign currency translation adjustments	(606)	(453)	(916)
Total comprehensive income	$6,971	$5,434	$3,771

Earnings per share:
Basic	$0.95	$0.74	$0.60
Diluted	$0.92	$0.72	$0.58

Weighted average shares outstanding:
Basic	7,988,558	7,995,680	7,813,142
Diluted	8,261,274	8,179,956	8,124,268

Economic Earnings	$12,014	$10,615	$10,391
Economic EPS	$1.45	$1.30	$1.28

Dividends declared per share	$0.62	$0.57	$0.57

WESTWOOD HOLDINGS GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(in thousands, except per share and share amounts)
(unaudited)

	Year Ended December 31,
	2016	2015
REVENUES:
Advisory fees:
Asset-based	$91,492	$99,275
Performance-based	635	2,698
Trust fees	30,313	28,795
Other, net	581	168
Total revenues	123,021	130,936

EXPENSES:
Employee compensation and benefits	61,509	63,562
Sales and marketing	1,919	1,839
Westwood mutual funds	3,155	3,435
Information technology	7,735	5,732
Professional services	5,622	5,617
General and administrative	9,071	8,531
Total expenses	89,011	88,716
Income before income taxes	34,010	42,220
Provision for income taxes	11,363	15,115
Net income	$22,647	$27,105
Other comprehensive income (loss):
Foreign currency translation adjustments	401	(3,457)
Total comprehensive income	$23,048	$23,648

Earnings per share:
Basic	$2.84	$3.49
Diluted	$2.77	$3.33

Weighted average shares outstanding:
Basic	7,961,891	7,756,647
Diluted	8,165,475	8,149,399

Economic Earnings	$41,108	$46,496
Economic EPS	$5.03	$5.71

Dividends declared per share	$2.33	$2.07

WESTWOOD HOLDINGS GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except par value and share amounts)
(unaudited)

	December 31, 2016	December 31, 2015
ASSETS
Current Assets:
Cash and cash equivalents	$33,679	$22,740
Accounts receivable	23,429	19,618
Investments, at fair value	56,485	72,320
Other current assets	2,364	2,926
Total current assets	115,957	117,604
Goodwill	27,144	27,144
Deferred income taxes	10,903	11,042
Intangible assets, net	21,394	23,354
Property and equipment, net of accumulated depreciation of $4,590 and $3,687	4,280	2,192
Total assets	$179,678	$181,336

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable and accrued liabilities	$2,641	$3,549
Dividends payable	6,679	5,749
Compensation and benefits payable	17,200	20,264
Contingent consideration	—	9,023
Income taxes payable	3,148	6,268
Total current liabilities	29,668	44,853
Accrued dividends	1,767	1,699
Deferred rent	2,174	817
Total liabilities	33,609	47,369

Stockholders’ Equity:
Common stock, $0.01 par value, authorized 25,000,000 shares, issued 9,801,938 and outstanding 8,810,375 shares at December 31, 2016; issued 9,425,309 and outstanding 8,630,687 shares at December 31, 2015	98	94
Additional paid-in capital	162,730	143,797
Treasury stock, at cost – 991,563 shares at December 31, 2016; 794,622 shares at December 31, 2015	(44,353)	(34,910)
Accumulated other comprehensive loss	(4,287)	(4,688)
Retained earnings	31,881	29,674
Total stockholders’ equity	146,069	133,967
Total liabilities and stockholders’ equity	$179,678	$181,336

WESTWOOD HOLDINGS GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Year ended December 31,
	2016	2015
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$22,647	$27,105
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	969	1,050
Amortization of intangible assets	1,960	1,546
Unrealized losses (gains) on trading investments	(510)	613
Stock-based compensation expense	15,954	17,574
Deferred income taxes	149	(3,285)
Excess tax benefits from stock based compensation	(165)	(1,455)
Net sales (purchases) of investments – trading securities	16,345	6,684
Other	269	(58)
Changes in operating assets and liabilities:
Accounts receivable	(3,493)	(5,192)
Other current assets	567	(375)
Accounts payable and accrued liabilities	(926)	1,174
Compensation and benefits payable	(2,848)	2,912
Income taxes payable	(3,655)	6,890
Other liabilities	129	25
Net cash provided by operating activities	47,392	55,208

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of Woodway, net of cash acquired	—	(24,133)
Purchases of property, equipment and other	(1,819)	(951)
Proceeds on sale of property and equipment	9	—
Net cash used in investing activities	(1,810)	(25,084)

CASH FLOWS FROM FINANCING ACTIVITIES:
Purchases of treasury stock	(5,634)	—
Purchases of treasury stock for employee stock plans	(614)	(1,327)
Restricted stock returned for payment of taxes	(3,857)	(5,648)
Excess tax benefits from stock-based compensation	165	1,455
Payment of contingent consideration in acquisition	(5,562)	—
Cash dividends	(19,442)	(16,619)
Net cash used in financing activities	(34,944)	(22,139)
Effect of currency rate changes on cash	301	(3,376)
NET INCREASE IN CASH AND CASH EQUIVALENTS	10,939	4,609
Cash and cash equivalents, beginning of period	22,740	18,131
Cash and cash equivalents, end of period	$33,679	$22,740

Supplemental cash flow information:
Cash paid during the period for income taxes	$14,860	$11,639
Common stock issued for acquisition	$3,734	$5,292
Non-cash accrued contingent consideration	$—	$9,023
Accrued dividends	$8,446	$7,448
Tenant allowance included in Property and equipment	$1,236	$—

WESTWOOD HOLDINGS GROUP, INC. AND SUBSIDIARIES
Reconciliation of Net Income to Economic Earnings
(in thousands, except per share and share amounts)
(unaudited)

	Three Months Ended
	December 31, 2016	September 30, 2016	December 31, 2015
Net Income	$7,577	$5,887	$4,687
Add: Stock-based compensation expense	3,790	4,082	5,014
Add: Intangible amortization	490	490	595
Add: Tax benefit from goodwill amortization	157	156	95
Economic Earnings	$12,014	$10,615	$10,391

Diluted weighted average shares	8,261,274	8,179,956	8,124,268
Economic EPS	$1.45	$1.30	$1.28

	Year Ended December 31,
	2016	2015
Net Income	$22,647	$27,105
Add: Stock-based compensation expense	15,954	17,574
Add: Intangible amortization	1,960	1,546
Add: Tax benefit from goodwill amortization	547	271
Economic Earnings	$41,108	$46,496

Diluted weighted average shares	8,165,475	8,149,399
Economic EPS	$5.03	$5.71

As supplemental information, we are providing non-GAAP performance measures that we refer to as Economic Earnings and Economic Earnings per share ("Economic EPS"). We provide these measures in addition to, not as a substitute for, net income and earnings per share, which are reported on a GAAP basis. Management reviews Economic Earnings and Economic EPS to evaluate Westwood’s ongoing performance, allocate resources, and review our dividend policy. We believe that these non-GAAP performance measures, while not substitutes for GAAP net income or earnings per share, are useful for management and investors when evaluating Westwood’s underlying operating and financial performance and its available resources. We do not advocate that investors consider these non-GAAP measures without also considering financial information prepared in accordance with GAAP.

We define Economic Earnings as net income plus non-cash equity-based compensation expense, amortization of intangible assets and deferred taxes related to goodwill. Although depreciation on fixed assets is a non-cash expense, we do not add it back when calculating Economic Earnings because depreciation charges represent an allocation of the decline in the value of the related assets that will ultimately require replacement. In addition, we do not adjust Economic Earnings for tax deductions related to restricted stock expense or amortization of intangible assets. Economic EPS represents Economic Earnings divided by diluted weighted average shares outstanding.